Exhibit A

Series of the Trust

April 29, 2016

As amended June 23, 2016

The following Funds are covered under this agreement:

US Equity Rotation Strategy ETF
Ecological Strategy ETF
BioShares BioThreat Index ETF
Commodity Roll Yield ETF
Active Alts Contrarian ETF

Strategy Shares

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President